Exhibit 99.1

FOR IMMEDIATE RELEASE
December 21, 2006

FOR ADDITIONAL INFORMATION
Media	Investors
Kris Falzone	Randy Hulen
Vice President, Corporate Communications	Director, Investor Relations
(219) 647-5581	(219) 647-5688
klfalzone@nisource.com	rghulen@nisource.com
NiSource subsidiary Whiting Clean Energy reaches definitive agreement with BP
MERRILLVILLE, Ind. — NiSource Inc. (NYSE: NI) today announced it has reached a definitive agreement redefining terms under which NiSource’s Whiting Clean Energy business unit (WCE) will provide steam to BP for its oil refining process.
WCE is a 525-megawatt combined-cycle gas cogeneration facility located on the BP Whiting Refinery property in Whiting, Ind., that produces electricity to sell into the Midwest wholesale market and provides steam to BP.
“This agreement meets the needs of a very important customer, while strengthening NiSource’s platform for achieving long-term, sustainable growth,” said NiSource President and Chief Executive Officer Robert C. Skaggs, Jr. “The terms should significantly improve the financial performance of WCE beginning in 2007 and over the longer term, and will enable the plant to operate more competitively as a merchant power plant.
“BP has demonstrated its strong commitment to our business relationship throughout this process as we have worked together to develop a solution that benefits all parties,” Skaggs added.
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NiSource subsidiary Whiting Clean Energy reaches definitive agreement with BP

About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the effectiveness of NiSource’s outsourcing initiative; actual operating experience of NiSource assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk.

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